Exhibit 10.7(g)
Amendment No. 6
to
Executive Employment Agreement
     This Amendment No. 6 to the Executive Employment Agreement dated as of April 1, 2000 (the “Agreement”) between BMC Software, Inc. (the “Employer”) and the undersigned executive (the “Executive”) is entered into as of this 19th day of April, 2006 (the “Effective Date”).
     For and in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the Employer and the Executive hereby agree that the Agreement shall be amended as follows, effective as of the Effective Date:
1.	Section 2.3 is amended to provide that Mr. Barnea’s title shall be Senior Vice President of Strategy and Corporate Development;

2.	Section 3.1(a) is amended to provide that Mr. Barnea’s base salary shall be $375,000;

3.	Section 3.1(d) is amended to provide that Mr. Barnea’s target cash bonus amount is 125% of his base salary, subject to the annual incentive plan adopted by the Company’s Compensation Committee;

4.	The Company hereby (i) acknowledges that the change in responsibilities from Senior Vice President of R&D to Senior Vice President of Strategy and Corporate Development and the reduction of base salary set forth above are events which constitute “Good Reason” as defined in Section 6.3(b) of the Agreement, and (ii) extends the time period that Mr. Barnea may voluntarily resign his employment with the Company for Good Reason from 60 days after the occurrence of an event that constitutes Good Reason to two years after the occurrence of the change in duties and salary described in these resolutions (two years from April 19, 2006); and

5.	In the case of a termination of employment by Mr. Barnea for Good Reason pursuant to the events described in this Amendment No. 6, Mr. Barnea would be entitled pursuant to Section 6.4, as amended, of the Agreement to a payment equal to two times his former base salary of $425,000 plus two times his former incentive target amount of 125% (for a total severance payment of $1,912,500). Any such severance payment shall be reduced by the amount of severance paid to Mr. Barnea under Israeli Severance Pay Law (or any similar law applicable to Mr. Barnea) under the laws of Israel), in effect at the time of such severance.

6.	This Amendment No. 6 (a) shall supersede any prior agreement between the Employer and the Executive relating to the subject matter of this Amendment No. 6 and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to the Employer and all persons lawfully claiming under the Executive.

7.	Except as expressly modified by this Amendment No. 6, the terms of the Agreement shall remain in full force and effect and are hereby confirmed and ratified.
     IN WITNESS WHEREOF, the Employer and the Executive have executed this Amendment No. 6 as of the day and year first above written.

EXECUTIVE	EMPLOYER

BMC SOFTWARE, INC.

/s/ DAN BARNEA	By:	/s/ MIKE VESCUSO

Dan Barnea	Mike Vescuso, SVP — Administration

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